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                                                                   EXHIBIT 10.2

                              CONSULTING AGREEMENT

        This Consulting Agreement is made and entered into this 16th day of March, 1998, by and between DEPOTECH CORPORATION, a California corporation, having its principal place of business at 10450 Science Center Drive, San Diego, California 92121 ("Company"), and STEPHEN B. HOWELL, M.D., an individual, residing at 13612 Nogales Drive, Del Mar, California 92014 ("Consultant").

        WHEREAS, Company desires to retain Consultant to perform certain services, and Consultant is agreeable to doing so.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the parties agree as follows:

        1. Services; Fees; Issuance of Stock. (a) Consultant hereby is retained as an independent contractor to provide consulting services described in Exhibit A hereto. Consultant shall receive consulting fees for such services and reimbursement for expenses as set forth in Exhibit A hereto. Such consulting services shall be performed as requested from time to time by Company's executive officers.

               (b) In addition to the consulting fees for such services and reimbursement for expenses as set forth in Section 1(a) above, Company shall issue to Consultant Twenty Five Thousand (25,000) shares (the "Shares") of Company Common Stock in recognition of Consultant's past services related to consulting services described in Exhibit A (performed prior to the date of this Agreement). Such Shares shall be issued within sixty (60) days of the date of this Agreement, with an issue date of the date of this Agreement.

                (c) Consultant hereby acknowledges, in connection with the issuance of the Shares under Section 1(b), as follows:

                      (i) The issuance of the Shares has not been registered under the Securities Act of 1933, as amended (the "1933 Act") and such Shares are being issued to Consultant in reliance upon the exemption from such registration provided by Section 4(2) of the 1933 Act. Consultant hereby confirms that Consultant has been informed that the Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Consultant hereby acknowledges that Consultant is prepared to hold the Shares for an indefinite period and that Consultant is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the Shares from the registration requirements of the 1933 Act.



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                ii) Consultant shall make no disposition of the Shares (other than a transfer of title to the Shares effected pursuant to Consultant's will or the laws of intestate succession following Consultant's death) unless and until there is compliance with all of the following requirements: (A) Consultant shall have provided Company with a written summary of the terms and conditions of the proposed disposition; (B) Consultant shall have complied with all requirements of this Agreement applicable to the disposition of the Shares; and (C) Consultant shall have provided Company with written assurances, in form and substance satisfactory to Company, that the proposed disposition does not require registration of the Shares under the 1933 Act or all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

                (iii) The Corporation shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Agreement or (ii) to treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

            (d) The stock certificates for the Shares shall be endorsed with the following restrictive legend: "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold or offered for sale in the absence of (a) an effective registration statement for the shares under such Act, (b) a 'no action' letter of the Securities and Exchange Commission with respect to such sale or offer or (c) satisfactory assurances to the Corporation that registration under such Act is not required with respect to such sale or offer."

        2. Term. The term of this Agreement shall commence on March 16, 1998 and continue through March 16, 1999 ("Term"). Consultant's services shall be rendered as requested by Company and in a manner satisfactory to Company. The Agreement may not be terminated by Company or Consultant during the Term.

        3. Manner of Performance. Consultant represents that Consultant has the requisite expertise, ability and legal right to render the consulting services, and will perform the consulting services in an efficient manner and in accordance with the terms of this Agreement. Consultant will abide by all laws, rules and regulations that apply to the performance of the consulting services and when on Company premises, will comply with Company's policies with respect to conduct of visitors.



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        4. Confidentiality.

               (a) Consultant recognizes that, in performing services under this Agreement, he will have contact with information of substantial value to Company, which is not generally known and which gives Company an advantage over its competitors who do not know or use it, including but not limited to improvements to the DepoFoam Technology, techniques, drawings, processes, inventions, developments, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of Company and of any other corporation or entity that may be a party to a particular transaction with the Company (hereinafter referred to as "Confidential Information"). Confidential Information shall also include information belonging to a third party which Company is obligated to keep confidential from others. Consultant agrees, at all times, to regard and preserve as confidential such Confidential Information, and to refrain from publishing or disclosing any part of such Confidential Information and from using it except on behalf of Company, without prior written consent of Company. Consultant further agrees, at all times, to refrain from any other acts or omissions that would reduce the value of such Confidential Information to Company.

               (b) Upon termination of this Agreement, Consultant agrees to promptly surrender to Company all documents or items which are the property of Company or which contain or comprise such Confidential Information.

               (c) Consultant's duties of confidence to Company and other duties pursuant to this Agreement, shall survive the termination of this Agreement for any reason.

        5. Reports. Any reports, specifications or other materials prepared by Consultant for the purpose of or pursuant to this Agreement shall be the property of Company exclusively and shall be maintained in confidence by Consultant.

        6. Inventions.

               (a) Consultant agrees to promptly and fully disclose in writing to Company any invention, discovery, development, improvement, method or product, know-how and data, whether or not patentable, which are made, conceived or reduced to practice by Consultant during the term of this Agreement that result from any work performed by Consultant for Company pursuant to this Agreement.

               (b) Consultant agrees that such inventions shall be the sole property of Company and agrees to assign and hereby assigns to Company such inventions.

        7. Independent Contractor. Consultant's relationship with Company is and shall be that of an independent contractor, and neither party is authorized to nor shall act as the agent of the other. Consultant agrees that he will be solely responsible for the payment of all taxes relating to the compensation paid pursuant to this Agreement.



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        8. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address for such party set forth in the introductory paragraph above, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

        9. Remedies. Consultant acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, Company shall have the right to obtain injunctive relief.

        10. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to other relief to which such party may be entitled.

        11. Successors and Assigns. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

        12. Amendment and Modification. No amendment, modification or supplement of this Agreement shall be binding unless executed in writing and signed by all of the parties hereto.

        13. Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.


                  [Remainder of Page Intentionally Left Blank]



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        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                            DEPOTECH CORPORATION, a California
                                            corporation



                                           By:    /s/ John P. Longenecker
                                               ---------------------------------
                                            Title:    President and Chief
                                                       Operating Officer
                                                  ------------------------------

                                            CONSULTANT



                                           By: /s/ STEPHEN B. HOWELL
                                               ---------------------------------
                                               STEPHEN B. HOWELL, M.D.
                                               Social Security No.:  ###-##-####


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                                    EXHIBIT A

Scope of Services of Consultant:

        The scope of consulting work contemplated by this Agreement shall be as follows:

The Consultant shall provide consulting services to Company, at the direction of the Company's chief executive officer, for: (i) DepoCyt data analysis and (ii) preparation and attendance of meetings of the Company with the United States Food and Drug Administration ("FDA") and the Oncologic Drugs Advisory Committee to the FDA.

Consulting Fees:

        Consultant shall be compensated as follows:

At the rate of $138,000 per year, assuming contribution of at least forty nine percent (49%) of a full-time effort, to be billed no less frequently than monthly. The fee shall be paid to Consultant.

Reimbursement of Expenses:

        Consultant shall be reimbursed for reasonable expenses on approval of the President.

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